Exhibit 99.1
February 19, 2007
FOR IMMEDIATE RELEASE
JUPITER TELECOMMUNICATIONS ANNOUNCES
JANUARY 2007 SUBSCRIBER FIGURES
Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of January 31, 2007 served by J:COM’s 24 managed franchises reached approximately 2.63 million, up 484,700, or 22.6% since January 31, 2006. The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 4.54 million, up 832,200 or 22.4% since January 31, 2006. The bundle ratio (average number of services received per subscribing household) was unchanged at 1.73 as of January 31, 2007 from January 31, 2006, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.78 as of January 31, 2007 from 1.73 since January 31, 2006. Details are provided in the table below:
Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households

As of January 31, 2007	2,196,000	1,155,000	1,188,500	4,539,500	2,629,900
	Digital: 1,152,100
As of January 31, 2006	1,801,400	920,800	985,100	3,707,300	2,145,200
Net year-over-year increase	394,600	234,200	203,400	832,200	484,700
Net increase as percentage	21.9%	25.4%	20.6%	22.4%	22.6%

Results for J:COM’s consolidated subsidiaries are noted below:
Total consolidated subsidiaries: 23 franchises; 40 systems:

Consolidated Systems
Total	Revenue Generating Units				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households

As of January 31, 2007	2,109,600	1,114,500	1,134,300	4,358,400	2,520,000
	Digital: 1,112,600
As of January 31, 2006	1,689,900	872,900	925,200	3,488,000	2,011,700
Net year-over-year increase	419,700	241,600	209,100	870,400	508,300
Net increase as percentage	24.8%	27.7%	22.6%	25.0%	25.3%

* Tables include additional adjustments to Cable West Inc. subscribers to conform to J:COM policy. The impact of such adjustments was a decrease of 5,300 total RGUs.
About J:COM
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving approximately 2.63 million subscribing households (as of January 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 managed franchises (as of January 31, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.75 million (of which Cable West group has approximately 1.4 million , as of January 31, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.
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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.